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                                                                   EXHIBIT 99.2

                                        [JOHN ALDEN FINANCIAL CORPORATION LOGO]

NEWS RELEASE
===============================================================================

For Immediate Release                  Investor Relations Contact: Mark Schoder
                                                                 (305) 715-3767
                                       Media Relations Contact: Christina Wells
                                                                 (305) 715-3162

     JOHN ALDEN CLOSES SALE OF ANNUITY BUSINESS AND RESTRUCTURES OPERATIONS


MIAMI, FL, MARCH 31, 1997 -- John Alden Financial Corporation (NYSE: JA) reported today that the sale of its annuity business to SunAmerica Inc. has closed. The transaction includes the sale of all of the common stock of John Alden Life Insurance Company of New York and the reinsurance of substantially all of the annuity business of John Alden Life Insurance Company.

Related to the sale of the Company's annuity operations, its proposed sale of its credit operations, and the anticipated reduction in group health premiums, the Company reviewed its workforce level and the structure of its operations, including overhead functions. As a result of this review, the Company will reduce its workforce by approximately 725 employees during 1997. Of this amount, approximately 250 positions are directly employed in discontinued operations, which include the Company's annuity and credit operations. Charges associated with these eliminations are included in the $45 million net deferred gain previously announced.

The remaining 475 positions represent approximately 20% of the full-time workforce of the Company's continuing operations, which include its group health business and Alden Risk Management Services. Accordingly, John Alden will take an after-tax charge of approximately $15 million in the first quarter relating to its continuing operations. In addition, the Company will not fill an estimated 100 open positions in these operations.

"Decisions like this are the most difficult to make, but this is a necessary step in successfully positioning this Company for the future," said Glendon E. Johnson, Chairman of the Board, Chief Executive Officer and President. "While it will be challenging for us to reduce our expenses in line with the anticipated reduction in premium, we are committed to maintaining a competitive expense ratio on a long-term basis."

                                 *  *  *  *  *

John Alden Financial Corporation is an insurance holding company that, through its subsidiaries, is principally engaged in providing group health insurance, managed care and other health-related risk management products and services.

SunAmerica Inc. is a diversified financial services company specializing in retirement savings and investment products and services.

                              FOR MORE INFORMATION

Fax-on-Demand - Call (800) 656-2580 for a complete menu of John Alden news releases.

Internet Address - Visit John Alden's site on the Internet at http://www.jalden.com.

E-Mail - Contact us at corpcomm@jalden.com to ask questions or request material.